Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2024 Results

LOUISVILLE, KY. (May 2, 2024) – Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 weeks ended March 26, 2024.

Financial Results

Financial results for the 13 weeks ended March 26, 2024 and March 28, 2023 were as follows:

	13 Weeks Ended
($000's, except per share amounts)	March 26, 2024	March 28, 2023	% change
Total revenue	$1,321,217	$1,174,356	12.5%
Income from operations	133,128	100,945	31.9%
Net income	113,206	86,387	31.0%
Diluted earnings per share	$1.69	$1.28	31.4%

Results for the 13 weeks ended March 26, 2024, as compared to the prior year as applicable, included the following:

●	Comparable restaurant sales increased 8.4% at company restaurants and increased 7.7% at domestic franchise restaurants;
●	Average weekly sales at company restaurants were $159,378 of which $20,815 were to-go sales as compared to average weekly sales of $148,437 of which $19,030 were to-go sales in the prior year;
●	Restaurant margin dollars increased 23.0% to $228.4 million from $185.7 million in the prior year primarily due to higher sales. Restaurant margin, as a percentage of restaurant and other sales, increased to 17.4% from 15.9% in the prior year driven by higher sales partially offset by higher general liability insurance expense. The benefit of a higher average guest check and improved labor productivity more than offset wage and other labor inflation of 4.3% and commodity inflation of 0.9%;
●	Diluted earnings per share increased 31.4% primarily driven by higher restaurant margin dollars partially offset by higher general and administrative expenses and higher depreciation and amortization expenses;
●	Nine company restaurants and three franchise restaurants were opened; and
●	Capital allocation spend included capital expenditures of $77.7 million, dividends of $40.8 million, and repurchases of common stock of $8.9 million.

Jerry Morgan, Chief Executive Officer of Texas Roadhouse, Inc. commented, “We are off to a tremendous start in 2024 with strong traffic trends continuing to drive our sales growth.  These results demonstrate the success of our operators’ commitment to providing legendary food and service to each guest on every shift.”

Morgan continued, “On the development front, as of today, we have opened 10 company restaurants in 2024 with another 18 currently under construction.  We remain confident that our commitment to growth, along with a disciplined capital allocation strategy, will continue to generate long-term shareholder value.”

2024 Outlook

Comparable restaurant sales at company restaurants for the first five weeks of our second quarter of fiscal 2024 increased 9.3% compared to 2023.  In addition, the Company implemented a menu price increase of approximately 2.2% in late March.

Management updated the following expectations for 2024:

●	Commodity cost inflation of approximately 3%.

Management reiterated the following expectations for 2024:

●	Positive comparable restaurant sales growth including the benefit of menu pricing actions;
●	Store week growth of approximately 8%, including a benefit of 2% from the 53rd week;
●	Wage and other labor inflation of 4% to 5%;
●	An effective income tax rate of approximately 14%; and
●	Total capital expenditures of $340 million to $350 million.

Non-GAAP Measures

The Company prepares the consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”).  Within the press release, the Company makes reference to restaurant margin (in dollars, as a percentage of restaurant and other sales, and per store week).  Restaurant margin represents restaurant and other sales less restaurant-level operating costs, including food and beverage costs, labor, rent, and other operating costs.  Restaurant margin should not be considered in isolation, or as an alternative, to income from operations.  This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not accrue directly to the benefit of shareholders due to the nature of the costs excluded.  Restaurant margin is widely regarded as a useful metric by which to evaluate core restaurant-level operating efficiency and performance over various reporting periods on a consistent basis.  In calculating restaurant margin, the Company excludes certain non-restaurant-level costs that support operations, including general and administrative expenses, but do not have a direct impact on restaurant-level operational efficiency and performance.  The Company excludes pre-opening expenses as they occur at irregular intervals and would impact comparability to prior period results.  The Company excludes depreciation and amortization expenses, substantially all of which relate to restaurant-level assets, as they represent a non-cash charge for the investment in restaurants.  The Company excludes impairment and closure expenses as it believes this provides a clearer perspective of ongoing operating performance and a more useful comparison to prior period results.  Restaurant margin as presented may not be comparable to other similarly titled measures of other companies in the industry.  A reconciliation of income from operations to restaurant margin is included in the accompanying financial tables.

Conference Call

Texas Roadhouse, Inc. is hosting a conference call today, May 2, 2024, at 5:00 p.m. Eastern Time to discuss these results. The call will be webcast live from the investor relations portion of the Company’s website at www.texasroadhouse.com. Listeners may also access the call by dialing (888) 440-5667 or (646) 960-0476 for international calls and referencing the Texas Roadhouse, Inc. First Quarter 2024 Earnings.  A replay of the call will be available until May 9, 2024, by dialing (800) 770-2030 or (609) 800-9909 for international calls and using conference ID 7714420.

About the Company

Texas Roadhouse, Inc. is a growing restaurant company operating predominantly in the casual dining segment that first opened in 1993 and today has grown to over 750 restaurants system-wide in 49 states and ten foreign countries.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based upon the current beliefs and expectations of the management of Texas Roadhouse, Inc.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, conditions beyond management’s control such as weather, natural disasters, disease outbreaks, epidemics, or pandemics impacting customers or food supplies; labor or supply chain shortages or limited availability of staff or product needed to meet its business standards; changes in consumer discretionary spending and macroeconomic conditions, including inflationary pressures; food safety, and food-borne illness concerns; and other factors disclosed from time to time in its filings with the U.S. Securities and Exchange Commission.  Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors include but are not limited to those described under “Part I—Item 1A. Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 26, 2023.  These factors should not be construed as exhaustive and should be read in conjunction with other filings with the Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

# # #

Contacts:

Investor Relations	Media
Michael Bailen	Travis Doster
(502) 515-7298	(502) 638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 26, 2024	March 28, 2023
Revenue:
Restaurant and other sales	$1,314,152	$1,167,583
Franchise royalties and fees	7,065	6,773

Total revenue	1,321,217	1,174,356
Costs and expenses:
Restaurant operating costs (excluding depreciation and amortization shown separately below):
Food and beverage	445,091	410,711
Labor	427,547	385,819
Rent	19,425	17,828
Other operating	193,642	167,529
Pre-opening	8,095	5,377
Depreciation and amortization	41,493	36,227
Impairment and closure, net	201	55
General and administrative	52,595	49,865
Total costs and expenses	1,188,089	1,073,411
Income from operations	133,128	100,945
Interest income, net	1,408	1,238
Equity income from investments in unconsolidated affiliates	257	755
Income before taxes	134,793	102,938
Income tax expense	18,803	14,334
Net income including noncontrolling interests	115,990	88,604
Less: Net income attributable to noncontrolling interests	2,784	2,217
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$113,206	$86,387
Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$1.69	$1.29
Diluted	$1.69	$1.28
Weighted average shares outstanding:
Basic	66,843	67,016
Diluted	67,105	67,293
Cash dividends declared per share	$0.61	$0.55

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 26, 2024	December 26, 2023
Cash and cash equivalents	$213,428	$104,246
Other current assets, net	130,967	252,228
Property and equipment, net	1,499,860	1,474,722
Operating lease right-of-use assets, net	715,731	694,014
Goodwill	169,684	169,684
Intangible assets, net	2,928	3,483
Other assets	97,803	94,999
Total assets	$2,830,401	$2,793,376

Current liabilities	686,428	745,434
Operating lease liabilities, net of current portion	766,516	743,476
Other liabilities	154,341	146,955
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	1,207,186	1,141,662
Noncontrolling interests	15,930	15,849
Total liabilities and equity	$2,830,401	$2,793,376

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 26, 2024	March 28, 2023
Cash flows from operating activities:
Net income including noncontrolling interests	$115,990	$88,604
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	41,493	36,227
Share-based compensation expense	9,523	8,154
Deferred income taxes	202	2,988
Other noncash adjustments, net	351	666
Change in working capital, net of acquisitions	75,880	52,342
Net cash provided by operating activities	243,439	188,981
Cash flows from investing activities:
Capital expenditures - property and equipment	(77,672)	(66,733)
Acquisition of franchise restaurants, net of cash acquired	—	(39,111)
Proceeds from sale of investments in unconsolidated affiliates	—	472
Proceeds from sale of property and equipment	202	—
Proceeds from sale leaseback transactions	2,778	2,072
Net cash used in investing activities	(74,692)	(103,300)
Cash flows from financing activities:
Payments on revolving credit facility	—	(50,000)
Repurchase of shares of common stock	(8,941)	(9,623)
Dividends paid to shareholders	(40,791)	(36,878)
Other financing activities, net	(9,833)	(6,898)
Net cash used in financing activities	(59,565)	(103,399)
Net increase (decrease) in cash and cash equivalents	109,182	(17,718)
Cash and cash equivalents - beginning of period	104,246	173,861
Cash and cash equivalents - end of period	$213,428	$156,143

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of Income from Operations to Restaurant Margin

($ in thousands)

(unaudited)

	13 Weeks Ended
	March 26, 2024	March 28, 2023
Income from operations	$133,128	$100,945

Less:
Franchise royalties and fees	7,065	6,773

Add:
Pre-opening	8,095	5,377
Depreciation and amortization	41,493	36,227
Impairment and closure, net	201	55
General and administrative	52,595	49,865

Restaurant margin	$228,447	$185,696

Restaurant margin (as a percentage of restaurant and other sales)	17.4%	15.9%

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	13 Weeks Ended
	March 26, 2024	March 28, 2023	Change
Company restaurants (all concepts)
Restaurant and other sales	$1,314,152	$1,167,583	12.6%
Store weeks	8,284	7,900	4.9%
Comparable restaurant sales (1)	8.4%	12.9%

Restaurant operating costs (as a % of restaurant and other sales)
Food and beverage costs	33.9%	35.2%	131	bps
Labor	32.5%	33.0%	51	bps
Rent	1.5%	1.5%	5	bps
Other operating	14.7%	14.3%	(39)	bps
Total	82.6%	84.1%

Restaurant margin	17.4%	15.9%	148	bps
Restaurant margin ($ in thousands)	$228,447	$185,696	23.0%
Restaurant margin $/Store week	$27,577	$23,505	17.3%

Texas Roadhouse restaurants only:
Store weeks	7,595	7,304	4.0%
Comparable restaurant sales (1)	8.7%	13.1%
Average unit volume (2)	$2,133	$1,966	8.5%
Weekly sales by group:
Comparable restaurants (549 and 527 units)	$164,332	$151,439	8.5%
Average unit volume restaurants (17 and 22 units)	$156,114	$146,220	6.8%
Restaurants less than 6 months old (25 and 15 units)	$149,400	$162,150	(7.9)%

Bubba’s 33 restaurants only:
Store weeks	585	520	12.5%
Comparable restaurant sales (1)	3.5%	8.7%
Average unit volume (2)	$1,547	$1,521	1.7%
Weekly sales by group:
Comparable restaurants (37 and 34 units)	$121,086	$116,916	3.6%
Average unit volume restaurants (4 and 3 units)	$100,079	$117,920	(15.1)%
Restaurants less than 6 months old (4 and 3 units)	$135,977	$127,955	6.3%

Texas Roadhouse franchise restaurants only:
Store weeks	1,370	1,205	13.7%
Comparable restaurant sales	6.0%	13.0%
U.S. franchise restaurants only:
Comparable restaurant sales (1)	7.7%	13.3%
Average unit volume (2)	$2,288	2,139	7.0%

(1)	Comparable restaurant sales reflect the change in sales for all company restaurants across all concepts, unless otherwise noted, over the same period of the prior year for restaurants open a full 18 months before the beginning of the period, excluding sales from restaurants permanently closed during the period.
(2)	Average unit volume includes sales from restaurants open for a full six months before the beginning of the period, excluding sales from restaurants permanently closed during the period.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Restaurant Unit Activity

(unaudited)

	13 Weeks Ended
	March 26, 2024	March 28, 2023	Change
Restaurant openings
Company - Texas Roadhouse	9	4	5
Company - Bubba’s 33	—	—	—
Company - Jaggers	—	2	(2)
Total company restaurants	9	6	3

Franchise - Texas Roadhouse - Domestic	—	—	—
Franchise - Jaggers - Domestic	1	—	1
Franchise - Texas Roadhouse - Int'l	2	1	1
Total franchise restaurants	3	1	2

Total restaurants	12	7	5

Restaurant acquisitions/dispositions
Company - Texas Roadhouse	—	8	(8)
Franchise - Texas Roadhouse - Domestic	—	(8)	8

Restaurant closures
Franchise - Texas Roadhouse - Domestic	—	—	—

Restaurants open at the end of the quarter
Company - Texas Roadhouse	591	564	27
Company - Bubba’s 33	45	40	5
Company - Jaggers	8	7	1
Total company restaurants	644	611	33

Franchise - Texas Roadhouse - Domestic	56	54	2
Franchise - Jaggers - Domestic	3	—	3
Franchise - Texas Roadhouse - Int'l	50	39	11
Total franchise restaurants	109	93	16

Total restaurants	753	704	49